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                              [WESTON LETTERHEAD]

Contacts:
At the Company:                               At the Financial Relations Board:
Financial - Bill Mecaughey                    General - Jerry Meyer
(610) 701-4556                                Analyst - Christina Howard
Media - Michelle Ritchie                      (212) 661-8030
(610) 701-3156

FOR RELEASE January 5, 1998                                        NASDAQ:WSTNA


                  WESTON SHAREHOLDERS SIGN VOTING AGREEMENT
                         FOR NON-PUBLICLY TRADED SHARES

WEST CHESTER, Pa. -- January 5, 1998 -- Roy F. Weston, Inc. (NASDAQ:WSTNA), a leading development solutions firm, announced today that certain holders of its non-publicly traded Common shares have entered into an agreement to vote their Common shares together. The company is also a party to the agreement, which is designed to promote unity among the shareholders involved, enhance the company's ability to raise capital and facilitate matters that require shareholder approval.

      In any vote of WESTON shareholders, all Common shares held by parties to the agreement are to be voted in accordance with the expressed will of the owners of a majority of those Common shares. Generally, holders of the non-publicly traded Common shares have one vote per share on all matters submitted to a vote of the shareholders of the company, while holders of the company's publicly traded Series A Common shares have one-tenth of a vote per share.

      The agreement is for a five-year period unless terminated sooner in accordance with its provisions.

      The present parties to the agreement, most of whom are members of the family of the company's founder, Roy F. Weston, hold Common shares representing approximately seventy-two percent of the total voting power of all outstanding shares of the company.

      The agreement places certain transfer restrictions on the Common shares held by parties to it. It also provides, in certain circumstances, for the company to exchange those Common shares for an equal number of Series A shares.


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      William L. Robertson, WESTON's president and chief executive officer, said he was pleased with this latest step in the process of returning the company to profitability. "I believe that this agreement will better align the interests of the company's shareholders, management and employees, and enhance the company's ability to improve its financial performance and resume growth," he said.

      WESTON is a leading development solutions firm for Fortune 500+ and government decision-makers worldwide. With an emphasis on creating lasting economic solutions for its clients, the company's development services include consulting, engineering, design, environmental construction, and knowledge solutions.

      Based in West Chester, Pa., the company employs nearly 1600 people and has 60 offices throughout the United States, including offices in Boston, New York City, Atlanta, Cincinnati, Detroit, Chicago, Denver, Houston, Los Angeles and Seattle, and international operations in Europe, Latin America and Asia.

      For more information about the company, click to WESTON On The Web at

                           http://www.rfweston.com

                                     -30-

Statements in this release which contain the Company's or management's projections, beliefs, expectations, predictions or intentions concerning business strategy, future performance or future results, are forward looking statements. These forward looking statements are subject to a variety of risks and uncertainties. For example, there could be a shift in the demand for the Company's services; funding might not be appropriated for the Company's government contracts or, if appropriated, might be delayed; work orders might not be issued under those government contracts; the Company might experience cost overruns or other adverse contract performance risks; or the Company might not be able to raise capital or other financing. These and other risks and uncertainties are discussed in reports periodically filed by the Company with the Securities and Exchange Commission. The reader is cautioned that the Company's actual performance and results could differ materially from projections, expectations, beliefs, intentions or predictions contained in forward looking statements. The Company disclaims any intent or obligation to update forward looking statements.